MANAGEMENT AND
MARKETING AGREEMENT

BY AND BETWEEN

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

AND

POLYMER ENERGY, LLC

DATED AS OF JUNE 26, 2003

i

ii

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MANAGEMENT AND
MARKETING AGREEMENT

               THIS MANAGEMENT AND MARKETING AGREEMENT (the “Agreement” ) is made and entered into as of June 26, 2003, by and between NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION, a corporation organized under the laws of the State of Delaware, U.S.A. (“NTI”), and POLYMER ENERGY, LLC, a limited liability company organized under the laws of the State of Ohio, U.S.A. (the “Company” ).

ARTICLE 1

DEFINITIONS

               For the purposes of this Management Agreement, the following Definitions of terms shall apply.  Capitalized terms not otherwise defined herein shall have the definition given to such terms in the Joint Venture Agreement.

               1.1      Affiliate.    Any Person that controls, is controlled by, or is under common control with, another Person.

               1.2      Agents.    The officers, employees, consultants or other representatives of any of the Parties or of the Company.

               1.3      Ancillary Agreements.    The following are the Ancillary Agreements and the Parties thereto:

(a)

License Agreement.  License Agreement dated as of the Effective Date between Zbigniew Tokarz, Trustee U/A Dated June 26, 2003, as licensor, and the Company, as licensee, concerning the Polymer Recycling Technology (“License Agreement”).

(b)

Technical Assistance Agreements.  Technical Assistance and Marketing Support Agreements dated as of the Effective Date between the Company and each of the Zalewski Trust and Atagencer (“Technical Assistance Agreements”).

(c)	Management Agreement. This Management and Marketing Agreement.

(d)	Operating Agreement. Operating Agreement of the Company dated as of the Effective Date.

               1.4      Atagencer.   Atagencer, LLC, a limited liability company organized under the laws of the State of Ohio, U.S.A.

               1.5     At Cost.    Without profit component of any kind, direct or indirect, to the particular Party in the given case (although nothing herein shall preclude such Party from recovering all costs - direct and indirect - arising out of any transaction with the proscription “At Cost”).

               1.6     Business.    The commercial exploitation of the Polymer Recycling Technology and any Other Agreed Upon Technology throughout the Territory, including the manufacturing, promotion and sale of Products, the providing of Services, and all other methods of commercialization of the Intellectual Property Rights.

               1.7     Change of Control.    Any change in ownership, management, control or scope of business activities of a Party that could affect the performance of the duties and/or obligations of such Party under the Joint Venture Agreement or any of the Ancillary Agreements.

               1.8      Company.   Polymer Energy, LLC, a limited liability company organized under the laws of the State of Ohio, U.S.A. as a joint venture entity pursuant to the Joint Venture Agreement to conduct the Business in the Territory.

               1.9     Effective Date.    The date of the Joint Venture Agreement.

               1.10     Intellectual Property Rights.    The Polymer Recycling Technology and any Other Agreed Upon Technology, including the Know-How, Materials, Processes, Trademarks, and Trade Secrets, (all as hereinafter defined), collectively, as the same currently exist and shall hereafter be modified, developed and/or acquired by the Company.

               1.11     Joint Venture Agreement.    The Joint Venture Agreement by and among Atagencer, the Tokarz Trust, the Zalewski Trust and NTI relating to the formation and governance of the Company and the conduct of the Business.

               1.12     Know-How.     The technology, formulae, methods and procedures developed by the Company which are unique in nature and essential or useful in the commercial exploitation of the Polymer Recycling Technology and any Other Agreed Upon Technologies, together with all improvements and modifications with respect thereto.

               1.13     Materials.     The constituent materials and chemicals of one or more formulations developed by the Company which are required for commercial exploitation of the Polymer Recycling Technology and any Other Agreed Upon Technologies.

               1.14     Net Sales.     The gross proceeds received by the Company from the commercial exploitation of the Polymer Recycling Technology and any Other Agreed Upon Technologies in normal, bona fide commercial transactions on an arm’s length basis to, by, with, or through an entity which is not affiliated with any Party to the Joint Venture Agreement, less (i) sales discounts (including sales rebates); (ii) sales returns; (iii) shipping and transaction costs, such as Value Added Tax, CIF charges and packaging expenses; and (iv) sales commissions to third parties.

               1.15     New Technology.     Any new technology developed by any of Atagencer, Mehmet Gencer, Tokarz, the Tokarz Trust, Zalewski or the Zalewski Trust during the term of the Joint Venture Agreement that is determined by the Parties to be desirable by the Company as part of the Business and that subsequently becomes an Other Agreed Upon Technology.

               1.16     NTI.     Northern Technologies International Corporation, a corporation organized under the laws of the State of Delaware, U.S.A.

               1.17     Operating Agreement.     The Operating Agreement of the Company dated as of the Effective Date.

               1.18     Other Agreed Upon Technologies.     In conformity with the objectives of the Parties to expand the Business over time, products, materials and/or technologies, including any New Technology, identified by the Parties over time which are both compatible with the Business and susceptible of being profitably marketed through and/or by the Company in the Territory.  Upon agreement of the Parties, in writing, to adopt such new products, materials and/or technologies within the scope of the Company’s activities, and successful negotiation of all requisite commercial rights to commercialize such new products, materials and/or technologies in the Territory, such new products, materials and/or technologies shall be deemed to be incorporated within the Business as “Other Agreed Upon Technologies” to be treated as set forth in the Joint Venture Agreement and/or the Ancillary Agreements.

               1.19     Parties.     The Parties to this Agreement and their successors and permitted assigns.

               1.20     Person.     A corporation, partnership, limited liability company or other entity, however denominated, and any natural person.

               1.21     Polymer Recycling Technology.     A method for continuous conversion of polyolefinic plastics wastes (such as polyethylene or polypropylene) to a liquid mixture of non-saturated and saturated hydrocarbons, constituting high quality paraffin, and a device to realize said method, including, without limitation, certain rights to the patents, patent applications, know-how and related intellectual property described in Exhibit A attached to the Joint Venture Agreement.

               1.22     Processes.     The procedures utilizing the Know-How for the manufacture of Products as developed and specified by the Company, together with any improvements of and modifications to the same as it relates to the manufacturing of Products, together with future technology, knowledge and product development which is useful in the manufacture of Products.

               1.23     Products.     Any products, including machinery and equipment, manufactured by or for the Company utilizing the Polymer Recycling Technology and any Other Agreed Upon Technologies, incorporating the Materials, or utilizing the Trademarks, all of which have been developed by and are owned and/or licensed by the Company.

               1.24     Prototype.     A prototype of the machinery and equipment required to practice or use the Polymer Recycling Technology.

               1.25     Services.    Services utilizing or based upon the Polymer Recycling Technology or any Other Agreed Upon Technology.

               1.26     Territory.     All NAFTA countries (including Canada, the United States and Mexico) and all countries of Asia (including all ASEAN countries as well as India, Japan, China and Turkey), as well as any other countries as shall be agreed among the Parties.

               1.27     Tokarz.     Zbigniew Tokarz, a natural Person.

               1.28     Tokarz Trust.     Irrevocable Trust Agreement of Zbigniew Tokarz dated June 26, 2003.

               1.29     Trademarks.     Any trademarks now or hereafter owned or licensed by the Company in connection with the Business, including all trade literature, technical specifications and application instructions and promotional material pertaining thereto, together with all ancillary trademark registrations, which may differ between various jurisdictions.

               1.30     Trade Secrets.     Trade Secrets includes both Company Trade Secrets (as defined in Section 13.1 of the Joint Venture Agreement) and Shareholder Trade Secrets (as defined in Section 14.1 of the Joint Venture Agreement).

               1.31     Zalewski.    Maciej Zalewski, a natural Person.

               1.32     Zalewski Trust.     Irrevocable Trust Agreement of Maciej Zalewski dated June 26, 2003.

ARTICLE 2

ENGAGEMENT OF NTI AS MANAGER

               2.1     Engagement of NTI as Manager.     The Company hereby engages NTI to implement the Purposes of the Joint Venture (as defined in Article 3 of the Joint Venture Agreement) and to manage, supervise and conduct the Business.  NTI hereby accepts such engagement and agrees to serve in such capacity in accordance with the terms hereof and with the terms of the Joint Venture Agreement and the other Ancillary Agreements.

               2.2     Duties and Authority of Manager.     NTI shall have all authority which may be necessary, desirable or appropriate in connection with the discharge of NTI’s duties hereunder, subject only to applicable limitations contained in the Joint Venture Agreement and the Ancillary Agreements, and the provisions of Article 2 hereof.  NTI shall use its best efforts in the performance of its duties and shall discharge same and conduct the Business in a good, workmanlike and commercially reasonable manner and in accordance with sound business practices and the standard of diligence and care normally exercised by duly qualified persons in the performance of comparable work in the Territory.

               2.3     Responsibility of Manager or Specific Activities.     In the course of fulfilling its responsibilities pursuant to this Agreement, NTI shall carry out the following activities on behalf of the Company.

(a)	Cause the Company to comply with the terms of the Joint Venture Agreement and the Ancillary Agreements;

(b)	Acquire such materials, supplies, equipment, services and technical assistance as may be necessary, desirable or appropriate for the conduct of the Business;

(c)

Procure from outside experts, consultants and professionals such engineering, legal, advertising, promotional, and, except for accounting services (which shall be provided in accordance with the Joint Venture Agreement), other advisory and professional services as may be necessary, desirable or appropriate for the conduct of the Business;

(d)	Protect, keep and maintain the properties and assets of the Company and such properties and assets of the Parties to the Joint Venture Agreement as are in the Company’s actual possession;

(e)	Hire, train and supervise such personnel as may be necessary, desirable or appropriate for the conduct of the Business;

(f)	Provide all executive and administrative responsibilities and services necessary, desirable or appropriate for the conduct of the Business;

(g)	Cause the Company to comply with all laws applicable to it;

(h)	Process all customer orders, provide billings to customers and make adjustments with customers as appropriate;

(i)	Manage the credit risk of the Company including making inquiries regarding the creditworthiness of potential customers;

(j)	Manufacture or cause the manufacture of products and Other Agreed Upon Technologies in the Territory, and, as far as NTI and its affiliates are concerned, At Cost;

(k)	Maintain the books and records of the Company in accordance with the normal practices of similar businesses in the Territory;

(l)	Prepare and file with governmental authorities all required reports and returns relating to the Business;

(m)

Procure on behalf of the Company such product liability, public liability and other liability, casualty, and general insurance, as may be necessary, desirable and appropriate for the conduct of the Business in the Territory;

(n)	Establish and maintain a segregated bank account or accounts in the name of the Company for the deposit and disposition of all funds generated by and disbursed for the Business;

(o)

Apply standards for the extension of credit and establish and maintain systems for the collection of all accounts, including overdue accounts in accordance with the normal practices of similar businesses in the Territory;

(p)

Coordinate the pricing and discount structure for the sale of products and Other Agreed Upon Technologies to customers and/or distributors in the Territory, which will result in a reasonable profit to the Company, subject to the provisions of the Joint Venture Agreement;

(q)	Arrange for the preparation and delivery of the Company’s financial statements as required by the Joint Venture Agreement;
(r)	Cause Agents of the Company to execute appropriate Trade Secrecy Agreements for the benefit of the Company; and to execute Trade Secrecy Agreements for the benefit of NTI;
(s)

Use its best efforts, directly and through its Affiliates, to (i) negotiate and manage strategic alliances with governmental agencies and other Persons to promote the commercialization of the Intellectual Property Rights throughout the Territory, and (ii) assist in obtaining any necessary financing for the operation of the Business;

(t)	Take commercially reasonable efforts to cause the Company to register and protect all Intellectual Property Rights worldwide; and

(u)

Perform or cause the Company to perform all other acts and functions as may be necessary, desirable or appropriate in connection with the conduct of the Business within its limited liability company authority as stated in the Company’s Articles of Organization, subject to the Joint Venture Agreement, the Ancillary Agreements and duly adopted Resolutions of the Board of Managers.

ARTICLE 3

ENGAGEMENT OF NTI AS
EXCLUSIVE MARKETING AGENT

               3.1     Exclusive Marketing Agent.   The Company hereby engages NTI as its exclusive marketing agent for the marketing and sale of Products and Services utilizing the Polymer Recycling Technology and Other Agreed Upon Technologies in the Territory, and NTI hereby accepts such engagement and agrees to use its best efforts in accordance with the terms hereof to promote the marketing and sale of Products and Services in the Territory.

               3.2     Commitment to Use its Best Efforts.    NTI shall use its best efforts in the performance of its duties hereunder and shall discharge same in a good, workmanlike and commercially reasonable manner and in accordance with sound business practices and the standard of diligence and care normally exercised by duly qualified persons in the performance of comparable work.

               3.3     Promotion of Products and Trademarks.    In connection with the discharge of its duties hereunder NTI shall use its best efforts to solicit and to obtain business and, in so doing, to develop an increasing awareness of the Products and any Trademarks relating to the Polymer Recycling Technology and any Other Agreed Upon Technologies among potential customers.  Such sales efforts will be carried on by properly trained sales personnel who shall thoroughly, energetically and regularly canvass and call upon customers and potential customers.  NTI shall advise the Company on a periodic basis (not less frequently than quarterly) as to the status of its sales efforts, the nature of orders obtained and the amount of backlog.

               3.4     Preparation and Use of Promotional Material.    NTI shall prepare promotional material for the conduct of the Business in the Territory in the language(s) which in NTI’s judgment are suitable under good business practice in each country within the Territory.

               3.5     Cooperation with Other Parties.    NTI shall cooperate with Atagencer, the Tokarz Trust and the Zalewski Trust in their efforts to commercialize and further develop the Intellectual Property Rights, including efforts to seek strategic alliances with other Persons and governmental entities and to seek grants and other financing opportunities for the Business.

               3.6     Appointment of Distributors.    NTI may appoint distributors for Products relating to the Polymer Recycling Technology and any Other Agreed Upon Technologies in the Territory on an arms-length basis.  NTI may also serve as a distributor of Products relating to the Polymer Recycling Technology and any and Other Agreed Upon Technologies, either directly or indirectly in the Territory, provided that the total compensation to NTI for all services it renders to the Company as Sales Manager does not aggregate more than ten percent (10%) of Net Sales.

ARTICLE 4

PAYMENTS TO NTI FOR ITS SERVICES

               4.1     Basis for Payments.    The Company shall make payments to NTI which are provided for in Article 4 of this Management Agreement in consideration of the services performed by NTI as set forth in Articles 2 and 3 hereof.  Such payments shall be made throughout the full term of this Management Agreement as compensation for the services set forth above and duly provided by NTI.

               4.2     Compensation to NTI for Management Services.    As compensation for the management services to be rendered by NTI pursuant to this Agreement, the Company shall pay to NTI a fee equal to five percent (5%) of the amount of Net Sales, plus reimbursement of reasonable, direct out-of-pocket expenses (At Cost) paid or incurred by NTI in the discharge of its responsibilities hereunder.  Such amounts shall be paid to NTI within thirty (30) days after the conclusion of each quarterly period, based upon Net Sales and out-of-pocket expenses during the preceding quarterly period.  There shall, however, be no separate or additional compensation in conjunction with services, such as accounting, invoicing or other management or administrative functions, which services are to be performed by NTI within the scope of its responsibilities as Manager.

               4.3     Compensation to NTI for Marketing Services.   NTI shall receive compensation for its services to the Company as exclusive marketing agent hereunder equal to ten percent (10%) of the total Net Sales by the Company, plus reasonable, direct out-of-pocket expenses (At Cost) incurred in the performance of its duties in this regard.  There shall, however, be no separate or additional compensation in conjunction with services, such as carrying out promotional activities or conducting sales seminars, which services are to be performed by NTI within the scope of its responsibilities as exclusive marketing agent of the Company.  In the course of effectuating sales, NTI may either purchase Products directly from the Company and hereupon resell same to customers for its own account, or alternatively serve as a commission agent for the Company, but not both; provided that the total margin to NTI in consideration of all sales activities conducted by NTI does not exceed ten percent (10%).  Payment terms for Products purchased by NTI from the Company for resale to customers shall be equal to the same terms offered by NTI on behalf of the Company to third parties fulfilling the same functions; and payment for Products purchased shall be made by NTI to the Company forthwith upon receipt of payment from customers.

               4.4     Compensation to NTI for Other Agreed Upon Technologies.    Compensation to NTI for services rendered within the scope of this Agreement with respect to Other Agreed Upon Technologies shall be as agreed between the Parties on a case-by-case basis.  Unless otherwise agreed between the Parties, however, NTI shall perform substantially the same functions, and have substantially the same rights, duties and obligations with respect to Other Agreed Upon Technologies as it does with respect to Products.  Accordingly, NTI’s total compensation with respect to the services rendered with respect to Other Agreed Upon Technologies shall, unless otherwise agreed between the Parties, be equal to the total compensation paid to NTI for the services it renders to the Company with respect to Products.

               4.5     When a Sale is Deemed to Occur.    A sale shall be deemed to have occurred when Products or Services based upon the Polymer Recycling Technology or Other Agreed Upon Technologies have been billed or (if not billed) delivered to and fully paid for by a customer.

               4.6     Support Year.    The term Support Year (“Support Year”) shall mean any twelve (12) month period ending on 31 August, except that the first Support Year shall commence on the Effective Date and end on the next 31 August date.

               4.7     Statements and Payment to NTI.    Within sixty (60) days after the last day of each quarterly period in each Support Year, NTI shall cause the Company.

(a)

To prepare and deliver to NTI a complete and accurate statement setting forth for the quarter just ended and separately and cumulatively for and with respect to all elapsed quarterly periods for the Support Year:

(i)

The total amount of Net Sales relating to Polymer Recycling Technology (broken down in reasonable detail by individual volumes and customers and showing all costs and discounts leading to the establishment of the Net Sales figure for each customer); and

(ii)

The total amount of compensation on such Net Sales relating to Polymer Recycling Technology (computed as hereinbefore provided) payable to NTI for its management and marketing representation services to the Company hereunder; and

(iii)

The total amount of Net Sales relating to Other Agreed Upon Technologies (broken down in reasonable detail by volumes and individual customers and showing all costs and discounts leading to the establishment of the Net Sales figure for each customer); and

(iv)

The total amount of compensation on such Net Sales relating to Other Agreed Upon Technologies (computed as hereinbefore provided) payable to NTI for its management and marketing representation services to the Company hereunder.

(b)	Pay to NTI the full amount of compensation to which it is entitled for and with respect to the period or periods of the Support Year covered by the statement(s) provided for in Section 4.7.(a) hereof.

               4.8     Books and Records.    NTI covenants and agrees that, as part of its duties under Article 2 hereof, it will cause the Company:

(a)

To keep complete and accurate commercial and financial records and books of account showing the amount of billings to customers and the amount of deductions therefrom in arriving at Net Sales and all additional data and information which may be reasonably necessary to enable NTI or its independent accountants to verify the completeness and accuracy for each item of information which the Company is required to set forth in each of the statements referred to in Section 4.7.(a);

(b)

To keep all such commercial and financial records and books of account at its principal office and to preserve all such records and books of account for a period of not less than three (3) years from and after the date on which such records, or the last entry in such books of account was made, whichever shall be later; and

(c)

To make such commercial and financial records, books of account, data and information available to NTI and/or its representatives and independent accountants and to give such representatives or accountants free and complete access, at any reasonable time or times, to all such records, books of account, data and information, for the purposes of examining the same and verifying the completeness and accuracy of each item of information which the Company is required to set forth in each of the statements referred to in Section 4.7.(a) hereof.  In addition, NTI shall have the right to make copies of any of the foregoing.  The independent accountants of the Company shall in the ordinary course of business provide written confirmation and certification to NTI, at least annually, of the data to be supplied to NTI pursuant to Section 4.7.(a) hereof.  The cost of such reports shall be borne by the Company.  In the event that NTI shall cause its representatives to confirm or verify the accuracy of the data supplied by the Company, then the costs and fees of such representatives shall be borne by NTI, unless such representatives shall determine, to the satisfaction of the Company’s independent accountants, that there is a variation in the reporting of Net Sales of five percent (5%) or more, in which event the costs and fees of NTI’s representatives and/or accountants shall be borne by the Company.

ARTICLE 5

PROTECTION OF NTI TRADE SECRETS

               5.1     Identification of NTI Trade Secrets.    The Parties acknowledge that it is not intended that NTI impart its technology or trade secrets to the Company or, through the Company, to the other Parties.  The Parties recognize, however, that NTI may impart information to the Company to further the Business, which NTI considers to be proprietary in nature and thus wishes to be kept confidential, and that such NTI Trade Secrets may come to be imparted to the other Parties through the Company.  In order for such information to be considered under the category of NTI Trade Secrets, NTI must alert the Company to the fact that it intends to impart information it considers proprietary to the Company, in writing, in advance of imparting such information, and clearly identify such information as a NTI Trade Secret (“NTI Trade Secrets”).

               5.2     Protection of NTI Trade Secrets.    The Company agrees that during the term of this Agreement, as well as following its termination and for all times thereafter, it shall keep secret and confidential all NTI Trade Secrets which it now knows or may hereafter come to know as a result of the Joint Venture Agreement and the Ancillary Agreements.  NTI Trade Secrets shall not be disclosed by the Company to third parties and shall be kept secret and confidential, except (i) to the extent that the same have entered into the public domain by means other than the improper actions of the Company, or (ii) to the extent that the disclosure thereof may be required pursuant to the order of any court or other governmental body.  If a NTI Trade Secret shall be in the public domain as the result of an act by the Company or any Agent thereof, then the Company shall nevertheless continue to keep such NTI Trade Secret se ret and inviolate.

               5.3     Protection of NTI Trade Secrets by Agents of the Company.    Neither the Company, nor its Agents, shall at any time copy, remove from their proper location – be it within the Company or elsewhere – or retain without NTI’s prior written consent, the originals or copies of any NTI Trade Secrets.  It is understood that from time to time it may be necessary that certain of the foregoing items be copied or removed from their location; however, this shall be done subject to the requirement of this Article that the original material be returned to its proper location as soon as possible and that the confidential nature and integrity of the foregoing as NTI Trade Secrets be strictly maintained both as to original documents and copies thereof.

(a)

Insofar as the Agents of the Company who come in contact with NTI Trade Secrets are concerned, the Company shall cause such Agents to enter into NTI Trade Secrecy Agreements in a form approved by NTI.  The Company shall exert its best efforts to cause its Agents to adhere to and to abide by the provisions, restrictions and limitations of the NTI Trade Secrecy Agreements which efforts shall include the institution and prosecution of appropriate litigation if such be necessary and desirable.

(b)

NTI is an intended third party beneficiary of the NTI Trade Secrecy Agreements.  NTI may in its sole discretion, on its own behalf or derivatively and/or on behalf of the Company directly enforce the provisions of the NTI Trade Secrecy Agreements and/or any breach thereof against any and all Agents of the Company (as defined in Section 5.3.(a) hereof) who have executed same.

               5.4     Remedies in the Event of a Violation of Article 5.    In the event of any violation by the Company and/or its Agents of the provisions of Article 5 hereof, NTI’s remedy at law will be inadequate and NTI will suffer irreparable injury.  Accordingly, the Company consents to injunctive and other appropriate equitable relief upon the institution of legal proceedings therefor by NTI and in any court of competent jurisdiction to protect NTI Trade Secrets.  Such relief shall be in addition to any other relief to which NTI may be entitled at law or in equity, which shall include but not be limited to the right of immediate termination of this Agreement.

ARTICLE 6

[RESERVED]

ARTICLE 7

TERM OF AGREEMENT

               7.1     Indefinite Term.    This Agreement shall become effective on the Effective Date and shall, unless otherwise terminated in accordance with the provisions hereof, continue in effect for an indefinite term of years.

               7.2     Termination.    This Agreement, having become effective as of the Effective Date hereof, shall continue in effect unless:

(a)	Terminated by either Party in accordance with the provisions of Articles 5 and/or 6 hereof;

(b)	Terminated in accordance with Section 7.3 and/or Section 7.4 hereof;

(c)	Terminated by either Party by reason of a material Breach or Default of this Agreement by the other Party which has not been cured or remedied in accordance with Article 8 hereof, or

(d)

Terminated automatically, in conjunction with the termination of the Joint Venture Agreement or any of the other Ancillary Agreements by a Party thereto by reason of a material Breach (as therein defined) or Default (as therein defined) of any such Agreement by a Party thereto, which Breach or Default has not been cured or remedied in accordance with the curative provisions thereof.  In such event, this Agreement shall likewise terminate on the same date, without any further act or notice given by a Party hereto.

               7.3     Termination Upon Change of Control of a Party.    In the event that a Change of Control of a Party hereto shall occur, then the other Party may, upon six (6) months prior written notice given to such Party, terminate this Agreement, unless the Change of Control of such Party shall have been affected upon prior notification and with the written understanding of the other Party.

               7.4     Termination Upon Bankruptcy or Insolvency.    If a Party hereto shall become bankrupt or insolvent or shall file for any debtor relief proceedings, or if there shall be filed in Court against a Party legal proceedings for bankruptcy, insolvency, reorganization or for the appointment of a receiver or trustee of all or a portion of such Party’s property, or if a Party makes an assignment for the benefit of creditors or petitions for or enters into an arrangement for debtor relief and such proceedings as are described aforesaid are not dismissed within a period of ninety (90) days after the institution thereof, then, at the option of the other Party, this Agreement shall forthwith terminate by written notice given to the Party who has filed, instituted or against whom any of the proceedings aforesaid have been brought; provided that if a stay has been granted by a Trustee or Judge in Bankruptcy by virtue of which this Management Agreement is to be deemed an executory contract, then the other Party shall continue to perform under the terms of this Agreement if:

(a)	Payments due under this Agreement for past obligations are rendered in full by the Party subject to such proceedings;

(b)	Payments due under this Agreement for present obligations are rendered by the Party subject to such proceedings pursuant to a payment schedule acceptable to the other Party; and

(c)	All other provisions of this Agreement are complied with fully by the Party subject to such proceedings.

               7.5     Payment of Amounts Due.    In the event of termination of this Agreement, each Party shall pay to the other Party all amounts due and owing pursuant to this Agreement prior to the effective date of termination.

               7.6     Cooperation Upon Termination.    Upon termination of this Agreement, the Company shall cooperate with NTI in transferring NTI Trade Secrets to NTI or its designated assignee.

               7.7     Non-Release of Obligations.    The termination of this Agreement shall not release the Parties from their obligations to settle all financial accounts between themselves in cash forthwith.  Notwithstanding the termination hereof, each Party shall be responsible for the performance of all of its obligations and responsibilities hereunder up to the effective date of termination.  As provided in Article 5, upon termination of this Agreement, NTI Trade Secrets shall continue to be kept secret and confidential.

               7.8     Cessation of Rights Upon Termination.    Upon the termination of this Agreement, for reason of Default or Breach of this Agreement or of the Joint Venture Agreement or an Ancillary Agreement, all rights which the Party in Default (“Defaulting Party”) may have under or pursuant to this Agreement shall forthwith cease and terminate.  If a dispute as to whether a Default or Breach exists is submitted to Arbitration under Article 9 hereof, the Parties shall jointly appoint a trustee or agent to oversee the execution of the duties hereunder and the protection of rights hereunder of the Party allegedly in Default and/or Breach.  If the Parties cannot agree on a trustee or agent for such purposes, the Arbitration Panel shall forthwith appoint same.

ARTICLE 8

DEFAULT

               8.1     Event of Default.    A Default (“Default”) hereunder shall exist in the event of:

(a)	Non-payment of funds by one Party to another Party when due and owing; or

(b)	A material Breach (“Breach”) of any provision of this Agreement, the Joint Venture Agreement, or any of the other Ancillary Agreements.

               8.2     Remedies Upon Default or Breach.    The remedies available to each Party in an instance of Default or Breach by the other Party shall be as follows:

(a)

If a Party shall fail to make any payments required hereunder after the same are due, (other than due to governmental delays) or if it shall commit a Default or Breach in the performance of, or by failure to observe and comply with, any other material term or provision of this Agreement to be performed, observed or complied with by it, then the Party against whom such Default or Breach shall have been committed shall have the right to declare a Default and terminate this Agreement unless the Party in Default or Breach shall cure such failure to pay, or cause the same to be cured, within thirty (30) days (fifteen (15) days in case of monetary default) after receipt of written notice from the other Party, provided, however, that if the Party in Default or Breach commences to cure same within the curative period specified herein, then the right of termination shall be held in abeyance for a reasonable period of time so long as the Party in Default or Breach proceeds to cure such Default or Breach with due diligence.  A Party’s right of termination shall be in addition to and not in limitation of any of his other rights at law or in equity based upon the other Party’s Default or Breach.  Any notice of termination shall stipulate the effective date of termination which shall be not less than three (3) months nor more than six (6) months following the date that such notice is given.

(b)

Notwithstanding the foregoing, in the event of a violation of Article 5 hereof by a Party hereto, the other Party may at its sole discretion terminate this Agreement with immediate effect upon giving notice to the Party in Default or Breach of Article 5 hereof as provided herein.

               8.3     Non-Waiver of Rights.    A Party’s failure to terminate this Agreement on account of any Breach or Default by the other Party as provided in Article 8.1 or 8.2 hereof shall in no event constitute or be deemed to constitute a waiver by such Party of its right to terminate this Agreement at any time while any such Breach or Default continues (subject to the provisions of Article 8.2 hereof), or on account of any subsequent Breach or Default by a Party.

ARTICLE 9

DISPUTE RESOLUTION

               9.1     Dispute Resolution by Arbitration.    Any and all disputes, except as excluded under Section 9.2 hereof, which may arise between the Parties during the term of this Agreement, after the termination thereof, or following the liquidation or dissolution of the Company, upon failure by the Parties to amicably resolve same after mutual good faith negotiations, shall be exclusively settled by arbitration, including but not limited to, the following:

(a)	A dispute as to whether a Default exists;

(b)	A dispute as to whether a Default entitles the non-defaulting Party to terminate this Agreement;

(c)	A dispute as to the validity of this Article 9;

(d)	A dispute relating to the construction, meaning, interpretation, application or effect of this Agreement or anything contained herein;

(e)	A dispute as to the rights, obligations or liabilities of the Parties hereunder.

               9.2     Disputes Not Subject to Arbitration.    Notwithstanding anything to the contrary set forth in this Agreement:

(a)	Arbitration may not be invoked regarding matters expressed in this Agreement to be agreed upon by or determined with the consent or approval of both Parties.

(b)

Arbitration may not be invoked if NTI, in its capacity as Manager of the Company, causes the Company to commit a Breach or Default of this Agreement or of the Joint Venture Agreement or of any of the Ancillary Agreements.  Such action shall be considered a Breach by NTI of Article 6 hereof.

(c)

Arbitration may not be invoked if a Party violates the provisions of the Joint Venture Agreement relating to NTI Trade Secrets or Corporate Opportunity.  In such event, the remedies set forth in the Joint Venture Agreement shall apply.

               9.3     Conduct of Arbitration Proceedings.    Such arbitration proceedings shall be conducted in the English language and shall be carried on in the City of Cleveland, Ohio U.S.A. or any other place mutually agreeable to the Parties, under the UNCITRAL Arbitration Rules.  In the interpretation of this Agreement, the laws of State of Ohio, U.S.A. shall apply.  Judgment upon the award rendered by the arbitrator in favor of the Prevailing Party, which shall include an award concerning the payment of costs, attorneys’ fees, and expenses of the arbitration proceedings, may be entered in any court of competent jurisdiction and assets may be attached in any country in the world pursuant to such judgment.

               9.4     Designation of the “Prevailing Party”.    In each case in which arbitration is invoked under this Agreement, the Joint Venture Agreement or any of the other Ancillary Agreements, the arbitration panel shall be required to designate one or the other Party as the Prevailing Party (“Prevailing Party”).

               9.5     Punitive Damages Excluded.    The Prevailing Party in an arbitration proceeding convened hereunder shall be awarded in arbitration all reasonable damages plus documented costs incurred in pursuing its arbitration claim, including but not limited to legal fees and travel expenses, but shall not be entitled to exemplary or punitive damages.

ARTICLE 10

GENERAL PROVISIONS

               10.1     Benefit of Parties.    All of the terms and provisions of this Agreement, the Joint Venture Agreement and of the other Ancillary Agreements shall be binding upon the Parties executing same and their respective permitted successors and assigns.  Except as expressly provided herein, a Party may not assign its rights and obligations to a third party without the written consent of the other Party; provided, however, that a Party may assign this Agreement and all of such Party’s rights hereunder (or a portion of this Agreement and the rights hereunder relating thereto) to, or provide for the performance of all or part of such Party’s obligations hereunder by, an entity which controls, is controlled by or is under common control with such Party.  In such event, (i) the assignor shall unconditionally guarantee the performance and obligations of the assignee and shall not be released of its liabilities, obligations and responsibilities hereunder and (ii) the assignee shall expressly assume in writing and agree to perform such obligations, liabilities and responsibilities of the assignor.

               10.2     Counterparts.    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               10.3     Cooperation.    During the term of this Agreement, each Party shall cooperate with and assist the other Party in taking such acts as may be appropriate to enable all Parties to effect compliance with the terms of this Agreement as well as those of the Joint Venture Agreement and the other Ancillary Agreements and to carry out the true intent and purposes thereof.

               10.4     Index, Captions, Definitions and Defined Terms.    The captions of the Articles and Sections of this Agreement and subsections thereof are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any provisions hereof.  Notwithstanding the foregoing, the Definitions set forth in Article 1 hereof, together with any other defined terms in this Agreement, as identified by their insertion in parentheses and quotation marks (“Defined Terms” ), shall be incorporated herein as written, made a part hereof, and govern the interpretation of the text of this Agreement, irrespective of whether such Definitions or Defined Terms appear in the text of this Management Agreement before or after they are defined.

               10.5     Waiver of Compliance.    The Party for whose benefit a warranty, representation, covenant or condition is intended may in writing waive any inaccuracies in the warranties and representations contained in this Agreement or waive compliance with any of the covenants or conditions contained herein and so waive performance of any of the obligations of the other Party hereto, and any Breach or Defaults hereunder; provided, however, that such waiver shall not affect or impair the waiving Party’s rights in respect to any other covenants, condition, Breach or Default hereunder.

               10.6     Force Majeure.    In the event that a Party is prevented or delayed from performing, fulfilling or completing an obligation provided for in this Agreement as a result of delays caused by strikes, lock-outs, unavailability of materials, acts of God, acts of any national, state or local governmental agency or authority of a foreign government, war, insurrection, rebellion, riot, civil disorder, fire, explosion or the elements, then the time for performance, fulfillment or completion shall be extended for a period not exceeding the number of days by which the same was so delayed.  If a force majeure event shall be in existence for one year or more, then either Party shall have the right to terminate this Agreement at any time thereafter by giving at least thirty (30) days written notice of termination to the other Party, provided that the force majeure event continues to be in effect as of the date that such notice is given.

               10.7     Notices.    All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and delivery shall be effective in all respects if delivered (i) by telefax promptly confirmed by letter, (ii) personally, (iii) by registered or certified air mail, postage prepaid, or (iv) by neutral commercial courier service, such as Federal Express, DHL, UPS or equivalent, as follows:

If to NTI, to:	Northern Technologies International Corporation
23205 Mercantile Road
Beachwood, OH 44122
Attention: Chairman
Telefax: 1-216-595-1741

Copy to:	Northern Technologies International Corporation
6680 North Highway 49
Lino Lakes, MN 55014
Attention: President
Telefax: 1-651-784-2902

If to the Company, to:	Polymer Energy, LLC
23205 Mercantile Road
Beachwood, OH 44122
Telefax: 1-216-595-1741

or to such other address as may be specified in writing by any of the above.

               10.8     Entire Agreement.    This Agreement, together with the Joint Venture Agreement and the other Ancillary Agreements, contain the entire understanding of the Parties as of the date of each such agreement.  There are no representations, promises, warranties, covenants, agreements or undertakings other than those expressly set forth or provided for in this Agreement, the Joint Venture Agreement and the other Ancillary Agreements, and the same supersede all prior agreements and understandings between the Parties with respect to the relationships and transactions contemplated by this Agreement.  It is the intent of the Parties to develop the relationship established hereunder, however, and to amend and supplement this Agreement so as to provide for expansion both of Net Sales and of the scope of the Business with Other Agreed Upon Technologies.  Any amendment or supplement to this Agreement, the Joint Venture Agreement and the other Ancillary Agreements must, however, be clearly identified as such and set forth in writing (“Supplemental Documents”).  Supplemental Documents may include corporate resolutions and/or other written exchanges between Parties, but must be manually signed, in the original by duly authorized representatives of the Parties to constitute valid Supplemental Documents for purposes hereof.  In case of a conflict between the terms of this Agreement and the terms of the Joint Venture Agreement, the terms of the Joint Venture Agreement shall prevail.

               10.9     Validity of Provisions.    Should any part of this Agreement, the Joint Venture Agreement or the other Ancillary Agreements be declared by any court of competent jurisdiction to be invalid, such decision shall not affect the validity of the remaining portion, which remaining portion shall continue in full force and effect as if such instrument had been executed with the invalid portion thereof eliminated therefrom, it being the intent of the Parties that they would have executed the remaining portion without including any such part or portion which may for any reason be declared invalid.  In the event that a provision of this Agreement, the Joint Venture Agreement, or any other Ancillary Agreement shall be declared to be invalid, then the Parties agree that they shall, in good faith, negotiate with one another to replace such invalid provision with a valid provision as similar as possible to that which had been held to be invalid, giving due recognition to the reason for which such provision had been held invalid.

               10.10     Governmental Filings.    NTI shall be responsible for the preparation and filing of all necessary reports relating to this Agreement and the transactions contemplated hereby with each appropriate government agency in the Territory, and shall maintain all required governmental filings and permits current.  NTI shall provide whatever information and documentation reasonably required of and available to it in connection with the preparation and filing of such reports.

               10.11     Payments.    Any payment to be made to NTI pursuant to any provision of this Agreement shall be made by means of a wire transfer or by means of a deposit to a bona fide bank account as designated by NTI.  NTI shall have the right to specify in writing any bank account to which payments due it shall be made.

               IN WITNESS WHEREOF, the Parties have executed this Management and Sales Representation Agreement as of the day and year first above written.

NORTHERN TECHNOLOGIES	POLYMER ENERGY, LLC
INTERNATIONAL CORPORATION

By: /s/ Philip M. Lynch	By: /s/